Exhibit 99.1
FOR IMMEDIATE RELEASE
CEDAR REALTY TRUST, INC.
REPORTS THIRD QUARTER 2011 RESULTS
Port Washington, New York – November 9, 2011 – Cedar Realty Trust, Inc. (formerly known as Cedar Shopping Centers, Inc.) (NYSE: CDR) today reported its financial results for the third quarter ended September 30, 2011 and disclosed the initial strategic actions implemented by recently-hired senior management.
Third Quarter 2011 Highlights
•	Recurring FFO of $0.12 per diluted share
•	Executed 60 leases for 386,000 square feet
•	40 non-core properties and 10 land/development parcels designated for disposition
•	Estimated debt reduction of approximately $150 million resulting from dispositions
•	Bank commitments received for a $300 million credit facility
•	Quarterly dividend target for 2012 set at $0.05 per share (an annual rate of $0.20 per share)
Bruce Schanzer, Cedar’s President and Chief Executive Officer stated, “Since arriving at Cedar in June 2011, we have focused on developing a near-term strategic plan that will position the Company to deliver compelling results on a consistent basis. The plan contemplates divesting virtually all our non-core assets in order to improve our geographic and asset focus, with the proceeds from these divestitures used to reduce debt.”
Mr. Schanzer continued, “At the conclusion of this process, we anticipate we will have reduced our debt to EBITDA ratio from in excess of 9.0 times when we arrived at Cedar to less than 8.0 times. As significantly, we will have a more streamlined portfolio of stable, defensive, primarily supermarket-anchored shopping centers that straddles the Washington, DC to Boston corridor with an organization focused on maximizing the value and improving the cash flow of these assets.”

Financial Results
Recurring Funds From Operations (“Recurring FFO”) for third quarter 2011 was $8.2 million or $0.12 per diluted share, compared to $9.5 million or $0.14 per diluted share for the same period in 2010. For the nine months ended September 30, 2011, Recurring FFO was $25.8 million or $0.37 per diluted share, compared to $29.3 million or $0.45 per diluted share for the same period in 2010.
Net loss attributable to common shareholders for third quarter 2011 was $(70.1) million or $(1.05) per diluted share, compared to $(6.8) million or $(0.10) per diluted share in 2010. For the nine months ended September 30, 2011, net loss attributable to common shareholders was $(110.1) million or $(1.67) per diluted share, compared to $(14.5) million or $(0.23) per diluted share for the same period in 2010. The net loss amounts were primarily driven by impairment and write-off charges associated with the Company’s divestiture and de-levering strategy. Such amounts aggregated $70.2 million and $0.2 million for the three months ended September 30, 2011 and 2010, respectively, and $100.4 million and $5.5 million for the nine months ended September 30, 2011 and 2010, respectively.
In response to a recent clarification regarding NAREIT’s definition of Funds From Operations (“FFO”), the Company has amended its reporting of FFO to exclude impairment charges from its calculations for all periods presented. FFO for third quarter 2011 was $8.2 million or $0.12 per diluted share. This compares to FFO of $3.9 million or $0.06 per diluted share for the same period in 2010. For the nine months ended September 30, 2011, FFO was $18.2 million or $0.26 per diluted share compared to $22.4 million or $0.34 per diluted share for the same period in 2010.
The Company reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements prepared in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. The Company’s computation of FFO, as detailed in the attached schedule, is in accordance with the NAREIT’s pronouncements. The Company also presents “Recurring FFO”, which excludes certain items that are not indicative of the results provided by the Company’s operating portfolio and that affect the comparability of the Company’s period-over-period performance, as also detailed in the attached schedule.
Portfolio Results
Leasing
In the third quarter 2011, the Company signed 28 renewal leases, totaling approximately 203,000 square feet of GLA, with an average increase in base rents of 5.1% on a cash-basis. The Company had 32 new leases commence totaling approximately 183,000 square feet at an average base rent of $14.02 per square foot, $2.49 per square foot above the $11.53 average rent per square foot in the Company’s operating portfolio (excluding the Cedar/RioCan joint venture properties).
Occupancy
Occupancy for the Company’s operating portfolio was 91.4% at September 30, 2011, compared to 90.5% at September 30, 2010. Occupancy for the Company’s same-center portfolio, which excludes ground-up developments and redevelopment properties, was 93.9% at September 30, 2011 compared to 93.2% at September 30, 2010.

Same-Property Results
Same-property cash NOI, which excludes ground-up developments and properties undergoing redevelopment in the comparable periods, improved by 1.8% for the third quarter 2011 compared with the third quarter 2010. Including redevelopment properties, same-property cash NOI improved by 3.1% for the same comparable periods.
Refinancing Activities
The Company has received bank commitments for a new $300 million secured credit facility to replace its $185 million stabilized property facility due January 2012, subject to a one-year extension, and its $150 million development property facility due June 2012. Although subject to completing loan documentation and other customary conditions, the Company expects to close on the new facility prior to the end of 2011. The new facility will consist of a three-year, $225 million revolving facility and a four-year, $75 million term facility that both have one-year extension options, and bear interest at LIBOR plus a spread based on the Company’s leverage ratio (such spread would have been 275 basis points as of September 30, 2011).
On August 31, 2011, the Company extended for one year its secured financing on Shore Mall at its current terms (5.9% interest only). In connection with such extension, the Company made a principal payment of $2.1 million to reduce the outstanding balance to $18.9 million.
On November 7, 2011, the Company amended and extended its secured financing for Upland Square. The new facility initially provides for up to $70.7 million of availability ($63.8 million currently outstanding), bears interest at LIBOR plus 275 basis points, requires quarterly principal and interest payments based on a 30-year amortization schedule, and matures October 2013, subject to a one-year extension option.
2012 Dividend
The Company’s Board of Directors has determined to reduce the quarterly dividend for 2012 to a target rate of $0.05 per share (an annual rate of $0.20 per share).
Regarding the Company’s dividend, Mr. Schanzer commented, “We have made a decision to reduce our dividend in order to maximize our financial flexibility while we execute our divestiture and de-levering strategy. Our intention is to position the Company to provide a consistent and growing dividend over time.”
Supplemental Financial Information Package
The Company has issued “Supplemental Financial Information” for the period ended September 30, 2011 and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at www.cedarrealtytrust.com.

Investor Conference Call
The Company will host a conference call today, November 9, 2011, at 5:00 PM Eastern time to discuss the third quarter results. The conference call can be accessed by dialing (877) 705-6003 or (1) (201) 493-6725 for international participants. A live webcast of the conference call will be available online on the Company’s website at www.cedarrealtytrust.com.
A replay of the call will be available from 8:00 PM (ET) on November 9, 2011, until midnight (ET) on November 23, 2011. The replay dial-in numbers are (877) 870-5176 or (1) (858) 384-5517 for international callers. Please use passcode 380846 for the telephonic replay. A replay of the Company’s webcast will be available on the Company’s website for a limited time.
About Cedar Realty Trust
Cedar Realty Trust, Inc. is a fully-integrated real estate investment trust which focuses primarily on the ownership and operation of supermarket-anchored shopping centers straddling the Washington D.C to Boston corridor. The Company’s portfolio (excluding properties treated as “held for sale”) is comprised of 70 properties, with approximately 9.5 million square feet of GLA. In addition, the Company has an ownership interest in 22 properties, with approximately 3.7 million square feet of GLA, through its Cedar/RioCan joint venture in which the Company has a 20% interest.
For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarrealtytrust.com.
Reference to Form 10-Q
Interested parties are urged to review the Form 10-Q filed today with the Securities and Exchange Commission for the period ended September 30, 2011 for further details. The Form 10-Q will also be available on the Company’s website at www.cedarrealtytrust.com/investorrelations.
Forward-Looking Statements
Statements made or incorporated by reference in this press release may include certain “forward-looking statements”, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations and, as such, may involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, those set forth under the headings “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and “Forward-Looking Statements” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. Accordingly, the information contained herein should be read in conjunction with those reports.
Contact Information:
Cedar Realty Trust, Inc.
Investor Relations
Brad Cohen
(203) 682-8211

The following is a reconciliation of net loss attributable to common shareholders to FFO and Recurring FFO for the three months and nine months ended September 30, 2011 and 2010:
CEDAR REALTY TRUST, INC.
Reconciliation of Net Loss Attributable to Common Shareholders to Funds From Operations
and Recurring Funds From Operations

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Net loss attributable to the Company’s common shareholders	$(70,105,000)	$(6,780,000)	$(110,082,000)	$(14,521,000)
Real estate depreciation and amortization	11,393,000	11,831,000	32,926,000	35,486,000
Noncontrolling interests:
Limited partners’ interest	(1,455,000)	(196,000)	(2,294,000)	(488,000)
Minority interests in consolidated joint ventures	(3,285,000)	(194,000)	(3,332,000)	194,000
Minority interests’ share of FFO applicable to consolidated joint ventures	418,000	(1,340,000)	(2,146,000)	(4,717,000)
Impairment charges and write-off of joint venture interest	70,210,000	189,000	100,371,000	5,548,000
Gain on sales of discontinued operations	—	—	(502,000)	(170,000)
Equity in (income) loss of unconsolidated joint ventures	(327,000)	288,000	(1,152,000)	(547,000)
FFO from unconsolidated joint ventures	1,374,000	146,000	4,438,000	1,566,000

Funds From Operations (“FFO”)	8,223,000	3,944,000	18,227,000	22,351,000
Adjustments for items affecting comparability:
Management transition charges and employee termination costs	—	—	6,875,000	—
Accelerated write-off of deferred financing costs	—	2,552,000	—	2,552,000
Stock-based compensation mark-to-market adjustments	(39,000)	(2,000)	(740,000)	(377,000)
Acquisition transaction costs and terminated projects, including Company share from the Cedar/RioCan joint venture	11,000	2,991,000	1,477,000	4,782,000

Recurring Funds From Operations (“Recurring FFO”)	$8,195,000	$9,485,000	$25,839,000	$29,308,000

FFO per diluted share:	$0.12	$0.06	$0.26	$0.34

Recurring FFO per diluted share:	$0.12	$0.14	$0.37	$0.45

Weighted average number of diluted common shares:
Common shares	69,759,000	65,835,000	68,368,000	63,025,000
OP Units	1,415,000	1,892,000	1,415,000	1,941,000

	71,174,000	67,727,000	69,783,000	64,966,000